UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BANK OF THE OZARKS, INC.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

The following additional soliciting material amends the definitive proxy statement of Bank of the Ozarks, Inc. for the 2010 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on March 10, 2010 (the “Original Proxy Statement”) and was first sent to shareholders on or about March 10, 2010. The information below, which includes certifications and disclosures required to be provided by participants in the United States Department of the Treasury’s (the “Treasury”) Capital Purchase Program, was included as a supplement in the mailing sent to shareholders which also included the Original Proxy Statement. As of November 4, 2009 the Company was no longer a participant in the Treasury’s Capital Purchase Program. This additional soliciting material amends and restates the disclosure contained in the Original Proxy Statement under the heading “Compensation Committee Report” and no other items in the Original Proxy Statement are amended. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the definitive proxy statement.

AMENDED PROXY STATEMENT INFORMATION

The following information amends, supersedes and replaces in its entirety the information under the caption, “Compensation Committee Report” appearing on page 20 of the accompanying Proxy Statement dated March 10, 2010, for the Annual Meeting of Shareholders of Bank of the Ozarks, Inc. (the “Company”) to be held April 20, 2010.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and such discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

The Company has intentionally structured its compensation plans so that it does not rely on the use of short-term incentive compensation as a primary driver of senior executive officer (“SEO” or “named executive officer”) compensation. The Company believes that its SEO compensation plans have features which discourage the taking of unnecessary and excessive risks, including paying the majority of compensation to SEOs in the form of salary. In addition, during 2009, the Company granted restricted stock awards having long vesting periods, which we believe fosters an emphasis on long-term value creation.

Similar to our SEOs’ compensation, the majority of the Company’s employees are paid primarily on the basis of a salary. Where Company employees participate in compensation plans which offer variable compensation opportunities, individual awards are typically based on a number of criteria including Company-wide results, business unit results, as well as individual factors including performance against individual goals and demonstrating the Company’s core values. A detailed review of performance, including any activities that might present a risk to the Company, is conducted before such compensation is awarded.

In addition, as part of the Company’s evaluation of risk, at the request of the Compensation Committee the Company’s senior risk officer presented an evaluation of the Company’s employee compensation plans together with his determination that none of the Company’s compensation plans encourage unnecessary and excessive risk. The Company’s senior risk officer also determined that none of the Company’s compensation plans encourage the manipulation of reported earnings to enhance the compensation of employees. In addition to receiving the senior risk officer’s evaluation and conclusions regarding the Company’s compensation arrangements, the Compensation Committee also reviewed the Company’s incentive and other compensation arrangements and reached similar conclusions.

We note that the Company also maintains a system of internal controls which are designed, among other things, to assist in detecting and preventing manipulation of the financial statements. One of the important components of the Company’s internal control system is our Committee’s review, evaluation and approval of the Company’s compensation plans, policies and programs, our review and approval of compensation for the Company’s directors, and our review and approval of all salaries, incentive plans and bonuses for officers and employees.

Based on the foregoing, we certify that during the period the United States Department of the Treasury (the “Treasury”) held our Series A Preferred Stock:

(1) We discussed, evaluated and reviewed with the Company’s designated senior risk officer the named executive officers’ compensation plans, including their incentive compensation arrangements, and have made reasonable efforts to ensure that the named executive officers’ compensation plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2) We discussed, evaluated and reviewed the employee compensation plans of the Company in light of the risks posed to the Company by such plans and how to limit such risks;

(3) We discussed, evaluated and reviewed the employee compensation plans of the Company to ensure that these plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

As of November 4, 2009, when the Series A Preferred Stock was repurchased by the Company from the Treasury, the Company was no longer subject to most of the restrictions imposed upon the Company by virtue of participating in the Treasury’s Capital Purchase Program. As a matter of business practice, however, we anticipate continuing to monitor and periodically evaluate the Company’s compensation arrangements, agreements and benefit plans, as part of the Company’s oversight of risk management for the organization.

Compensation Committee

Kennith Smith, Chairman

Steven Arnold

Henry Mariani

R. L. Qualls

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